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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
FOREST OIL CORPORATION


    We consent to the incorporation by reference in the registration statement on Form S-3 of Forest Oil Corporation relating to the offering of common stock of our report dated February 12, 2001, relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Forest Oil Corporation and to the reference to our firm under the heading "Experts" in the registration statement.


                                          KPMG LLP


Denver, Colorado
March 12, 2001